Calculation of Filing Fee Tables
S-8
Under Armour, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class C common stock, par value $0.0003 1/3 per share	Other	20,000,000	$ 5.09	$ 101,800,000.00	0.0001381	$ 14,058.58
Total Offering Amounts:						$ 101,800,000.00		$ 14,058.58
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 14,058.58
Offering Note
[1]	Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers such indeterminate number of additional securities as may become issuable under the plan as the result of any future stock splits, stock dividends or similar adjustment of the Company's common stock. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) on the basis of the average of the high and low sale prices of Class C common stock of Under Armour, Inc. as quoted on the New York Stock Exchange on August 25, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources